Exhibit 99.1

Boulevard Acquisition Corp. II Announces the Separate Trading of Its Class A Common Stock and Warrants Commencing November 12, 2015

New York, NY, November 10, 2015 - Boulevard Acquisition Corp. II (NASDAQ: BLVDU) today announced that, commencing November 12, 2015, holders of the 37,000,000 units sold in the Company’s initial public offering completed on September 25, 2015 may elect to separately trade the shares of Class A common stock and warrants included in the units.  No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Those units not separated will continue to trade on The NASDAQ Capital Market under the symbol “BLVDU” and each of the Class A common stock and warrants are expected to separately trade on The NASDAQ Capital Market under the symbols “BLVD” and “BLVDW”, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The offering was made only by means of a prospectus, copies of which may be obtained from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; (Tel: 800-831-9146).

Information Concerning Forward-Looking Statements:

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Boulevard Acquisition Corp. II expects or anticipates will or may occur in the future are forward-looking statements. These statements are subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, many of which are beyond the control of Boulevard Acquisition Corp. II. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Boulevard Acquisition Corp. II disclaims any obligation to update or revise any forward-looking statements after the date of this release, except as may be required by law.

About Boulevard Acquisition Corp. II

Boulevard Acquisition Corp. II is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  The Company’s initial public offering resulted in gross proceeds to the Company of $370,000,000.

Contact on Behalf of Boulevard Acquisition Corp. II:

Todd Fogarty

Kekst and Company

212-521-4854

todd-fogarty@kekst.com

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